ALRT Joins Singapore's War on Diabetes, Commercializes Next Generation Diabetes Management Solution

Creates Lucrative Market Opportunity for Investors

Singapore, Nov. 10, 2020 ALR Technologies Inc. ("ALRT") (OTCQB: ALRT), the diabetes management company, is pleased to announce the commercial launch of the ALRT Diabetes Solution (the "Solution") through a partnership with Diabetes Singapore. On November 16, 2020, Diabetes Singapore will begin offering ALRT's leading edge telemedicine diabetes solution to its extensive network of doctors and patients throughout Singapore.

Diabetes Singapore will hire diabetes care nurses to manage the patients' blood glucose trends. The ALRT system will perform a weekly predictive review of the patients' records and prompt the nurses to direct the patients to their doctors when there is a need to modify therapy. Guideline-driven suggestions for therapy advancement will be provided to the doctors by the ALRT system, as well.

Members subscribing to the comprehensive ALRT Diabetes Solution will pay a recurring monthly or annual fee. The subscription provides all the necessary hardware (i.e., a technologically advanced, Bluetooth-enabled blood glucose meter and testing supplies) and software (ALRT's proprietary technology for monitoring A1C) for insulin- and non-insulin dependent patients. These would accord with their doctor's prescription to better manage diabetes and ensure adherence to the physician's care plan.

ALRT is offering its turnkey diabetes management solution at a cost that is far below competitors' prices for hardware alone, giving ALRT a clear competitive advantage to rapidly capture market share. Doctors and Diabetes Singapore are incentivized to onboard patients, as they will receive a portion of the revenue generated from the subscriptions in addition to improving clinical outcomes.

"With an estimated 640,000 people living with diabetes in Singapore, this represents a compelling and lucrative opportunity to disrupt the diabetes care market," said Sidney Chan, CEO at ALR Technologies. "Diabetes Singapore has made it very clear that they intend to aggressively market the ALRT Diabetes Solution throughout the nation, as they see the value to re-direct the health trend in a country with one of the highest diabetes prevalence rates in the world."

Mr. Satyaprakash Tiwari, Executive Director, Diabetes Singapore added, "ALRT brings a new dimension to Singapore's war against diabetes, namely the electronic front - to add reliability and resilience in the management of patient data. We look forward to a successful partnership"

In advance of launching sales initiatives on November 16, Diabetes Singapore recently showcased the ALRT Diabetes Solution at an invitation-only event attended by more than 100 guests on October 31, 2020. A lively Q&A session was part of the presentation, during which participants eagerly engaged ALRT management to learn more about how the system works and how it is implemented.

This event was strategically planned in advance of a larger event scheduled for World Diabetes Day on November 14, 2020 that will feature the ALRT Diabetes Solution to more than 1,000 attendees actively involved in the diabetes management market.

"Legacy strategies and even new user-facing app technologies simply aren't moving the needle in diabetes care and everyone knows it. That is why we expect strong demand for our next-generation technology," continued Mr. Chan. "Our emphasis is on using science and technology to lower A1C and contain complications due to diabetes right at the outset. If a diabetes patient can keep their A1C below 7% consistently, the irreversible complications due to poorly managed diabetes can be mitigated. We believe Singapore is the first step in the ALRT Diabetes Solution one day becoming the global standard of diabetes care."

Singapore: Gateway to ASEAN Diabetes Market

Singapore is one of the 39 countries and territories of the IDF Western Pacific (WP) Region. This region has the largest population of all IDF regions and accounts for 37% of all global diabetes cases. 463 million people have diabetes in the world and 163 million people in the WP Region, a figure that is estimated to rise to 212 million by 2045.

Specific to Singapore, diabetes is a prominent problem, affecting approximately 640,400 adults, or about 14.2% of the country's adult population. Although the total population is relatively small, Singapore is a vital beachhead into the ASEAN (Association of Southeast Asian Nations) market, comprising some 650 million people. This island republic is a major research and development center for the global pharmaceutical industry.


ALRT

Photo (left to right): Mr. Satyaprakash Tiwari, Executive Director, Diabetes Singapore, Mr. Sidney Chan, Chief Executive Officer, ALR Technologies, Ms. Juliana Lim, Committee Member and Support Group Champion, Diabetes Singapore, Dr. Kalpana Bhaskaran, President, Diabetes Singapore, Dr. Kevin Tan, Vice-President, Diabetes Singapore, Mr. Ivan Chew, Business Development Director, Bionime Singapore

About ALR Technologies Inc.

ALR Technologies is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose

meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies Inc. can be found at www.alrt.com.

About Diabetes Singapore
Diabetes Singapore was founded by Dr. Frederick Tan on 25 September 1971 and is a non-profit organisation whose patron is the Singapore Minister for Health. Diabetes Singapore is also a full member in the International Diabetes Federation, Western Pacific Region. The mission of the Society is to raise awareness and to provide education, counselling, and support to people with diabetes, their families, and the community to empower them to lead a healthy and productive life. More information about Diabetes Singapore can be found at https://www.diabetes.org.sg/.

Ken Robulak: 727.736.3838   email: info@alrt.com

This release contains certain "forward-looking statements" relating to ALR Technologies' business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties, and assumptions. When used, the words "estimate", "expect", "anticipate", "believe" and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance, or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the Company's quarterly filings with the Securities Exchange Commission.